UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2009

PATIENT SAFETY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-09727	13-3419202
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

43460 Ridge Park Drive, Suite 140
Temecula, California 92590
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:  (951) 587-6201

________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under and of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14A-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) Effective May 7, 2009, David Bruce, has resigned as the President and Chief Executive Officer of Patient Safety Technologies, Inc. (the “Company”).  Mr. Bruce also resigned from the Board of Directors, effective immediately.

(c) On May 7, 2009, the Company’s Board of Directors appointed Steven Kane as its President and Chief Executive Officer, effective immediately.  Mr. Kane currently serves as Chairman of the Company’s Board of Directors.  In connection with this appointment, on May 7, 2009 the Company entered into an employment agreement with Mr. Kane (the “Agreement”).

The Agreement has the following terms:  Mr. Kane will receive an initial annual base salary of $325,000 and he is eligible to receive an incentive bonus each fiscal year in the amount of not less than 25% of his annual base salary for such year, with the payment of such bonus based on Mr. Kane’s achievement of performance objectives established by the Company’s Board of Directors each fiscal year.  The Agreement also provides for certain severance arrangements for Mr. Kane, in the event that Mr. Kane’s employment is terminated without cause the Company is required to pay Mr. Kane (1) all accrued but unpaid compensation; (2) severance payments based on his annual base salary for a period of twelve months; (3) a pro-rated bonus for the year in which termination occurred; and (4) payment of, or reimbursement for, the continuation of his health and welfare benefits coverage pursuant to COBRA for a twelve-month period following such termination or resignation date.

Pursuant to the Agreement, the Company will also grant Mr. Kane incentive stock options to purchase 2,000,000 shares of the Company’ common stock.  The exercise price of the options will be the average trading price of the Company’s common stock, on the effective date of the Agreement.  Upon the six-month anniversary of the effective date of the Agreement, 250,000 Shares subject to the Option shall vest and become exercisable and thereafter, the remaining shares will vest over a forty-two month period at the rate of 1/48th of the total shares per month.  In addition, upon a change of control of the Company that occurs during his employment, any unvested options shall become fully vested and Mr. Kane will receive a cash payment of two times his current base salary.

Prior to joining the Company, Mr. Kane, 56, was the President and Chief Executive Officer Protalex, Inc. (OTCBB: PRTX) and has over 30 years experience in the health care industry. From April 1997 to August 2000, Mr. Kane served as Vice President of North American Sales & Field Operations for Aspect Medical. While at Aspect, he helped guide the company to a successful initial public offering in January 2000. Prior to Aspect, Mr. Kane was Eastern Area Vice President for Pyxis Corporation, where he was instrumental in positioning the company for its successful initial public offering in 1992. Pyxis later was acquired by Cardinal Health for $1 billion. Prior to that, Mr. Kane worked in sales management with Eli-Lilly and Becton Dickinson.

The Company’s press release dated May 7, 2009 announcing the appointment of Mr. Kane as described above is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)  Exhibits

99.1 Press Release dated May 7, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PATIENT SAFETY TECHNOLOGIES, INC.

Date: May 13, 2009	By:	/s/ Mary Lay
Name: Mary Lay
Title: Interim Chief Financial Officer